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                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

                                                               For the Years Ended December 31,
                                                           ---------------------------------------
                                                            2005    2004     2003     2002    2001
                                                           -----   -----   -------   -----   -----
Earnings
Income/(loss) before income taxes, minority interest and
   change in accounting                                    $(173)  $(539)  $(1,194)  $(160)  $(164)
Earnings of non-consolidated affiliates                      (25)    (45)      (55)    (44)    (24)
Cash dividends received from non-consolidated affiliates      48      42        35      16      12
Fixed charges                                                185     140       126     139     174
Capitalized interest, net of amortization                      4       1         3       1      (2)
                                                           -----   -----   -------   -----   -----
   Earnings                                                $  39   $(401)  $(1,085)  $ (48)  $  (4)
                                                           =====   =====   =======   =====   =====
Fixed Charges
Interest and related charges on debt                       $ 158   $ 109   $    97   $ 109   $ 139
Portion of rental expense representative of the
   interest factor                                            27      31        29      30      35
                                                           -----   -----   -------   -----   -----
   Fixed charges                                           $ 185   $ 140   $   126   $ 139   $ 174
                                                           =====   =====   =======   =====   =====
Ratios
Ratio of earnings to fixed charges*                          N/A     N/A       N/A     N/A     N/A
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*    For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $146 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.